Exhibit 23.1

Consent of Independent Accountants

We consent to the incorporation by reference in the registration statements on Forms S-8 (File Nos. 333-84275, 333-79801, 333-61764, 333-113622, and 333-126123) and Forms S-3 (File Nos. 333-30950, 333-30952, 333-84273, 333-61762, 333-113682, and 333-126116) of Streicher Mobile Fueling, Inc. and subsidiaries, of our report dated August 19, 2005 (except for Note Q, as to which date is October 1, 2005) relating to the financial statements of H & W Petroleum Company, Inc., which appears in the Current Report on Form 8-K/A of Streicher Mobile Fueling, Inc. dated December 15, 2005.

Axley & Rode, LLP

Lufkin, Texas
December 15, 2005